Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Hanif Jamal

Chief Financial Officer

Tel: 303-845-3377

email: investors@dothill.com

Dot Hill Systems Appoints Debra Tibey to Board of Directors

LONGMONT, Colo., May 10, 2011 — Dot Hill Systems Corp. (NASDAQ:HILL), a leading provider of unified virtual storage and SAN storage solutions, today announced the appointment of Debbie Tibey as a member of the Board of Directors effective May 6, 2011. Ms. Tibey was appointed as a Class II director and will serve until the 2013 annual meeting of shareholders. She was also appointed as a member of the company’s Compensation Committee of the Board of Directors.

Ms. Tibey brings over 25 years of experience in executive management to the Board, including an extensive IT background that includes an in-depth knowledge and practical experience in sales, marketing and channel development.

“We are excited to welcome Debbie, a highly respected, long-time leader in the IT industry, to our Board,” said Charles Christ, Dot Hill’s Chairman. “Debbie has a proven track record in working in all segments of the IT sales channels and can provide us with valuable insight and counsel into sales and marketing efforts and in particular as we build out our own Open Storage Reseller Channel.”

About Dot Hill

Offering enterprise-class security, availability and data protection, Dot Hill provides responsive and adaptive storage solutions to meet 24/7/365 business demands. With Dot Hill, businesses can proactively safeguard and manage business data, and leverage operational efficiencies to save time, effort and expense today, while meeting the evolving business needs of tomorrow, strategically and cost effectively. Headquartered in Longmont, Colo., Dot Hill has offices and/or representatives in China, Germany, India, Israel, Japan, Singapore, United Kingdom, and the United States.

For more information, visit us at www.dothill.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding prospects for Dot Hill’s projected future financial results, the effects of the 2010 Plan, and Dot Hill’s anticipated timing for achievement of profitability. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that Dot Hill’s next-generation products may not achieve market acceptance; the Company’s expense reduction and resource allocation plans may not have the anticipated positive effects on the Company’s financial results; the risks associated with macroeconomic factors that are outside of Dot Hill’s control; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the Forms 10-K and 10-Q most recently filed with the Securities and Exchange Commission by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

HILL-F

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